EXHIBIT 16.1

Jonathon P. Reuben CPA
Torrance, CA

May 19, 2014

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read Item 4.01 included in the Form 8-K dated May 19, 2014 of Energie Holdings, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

Sincerely,

/s/ Jonathon P. Reuben CPA
Jonathon P. Reuben CPA
An Accountancy Corporation